Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Broadway Financial Corporation Announces Results for 2nd Quarter 2022
LOS ANGELES, CA – (BUSINESS WIRE) – August 8, 2022 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ Capital Market: BYFC), reported consolidated net earnings of $1.9 million, or $0.03 per diluted share, for the second quarter of 2022, compared to consolidated net earnings of $701 thousand, or $0.01 per diluted share, for the second quarter of 2021 and consolidated net earnings of $958 thousand, or $0.01 per diluted share, for the first quarter of 2022.  These three periods reflect the consolidated operations of CFBanc Corporation (“CFB”), which was merged with and into Broadway on April 1, 2021 (the “Merger”).
For the first six months of 2022, the Company reported net earnings of $2.8 million, or $0.04 per diluted share, compared to a net loss of $2.8 million, or ($0.06) per diluted share for the first six months of 2021, which was significantly impacted by Merger-related costs of $5.6 million ($4.2 million net of tax).  The Company’s results for the first six months of 2021 reflect the consolidated operations of CFB after the Merger on April 1, 2021.
As previously announced, during the latter part of the second quarter the Company closed a private placement of shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”), pursuant to a Purchase Agreement with the United States Department of the Treasury (the “Purchaser”) as part of the Emergency Capital Investment Program (“ECIP”), which has provided funding to Minority Depository Institutions and Community Development Financial Institutions to increase access to capital for underserved communities that may have been disproportionately impacted by the economic effects of the COVID-19 pandemic.  Pursuant to the Purchase Agreement, the Purchaser acquired an aggregate of 150,000 shares of Series C Preferred Stock for an aggregate purchase price equal to $150.0 million in cash, which is intended to qualify as Tier 1 Capital.  The initial dividend rate of the Series C Preferred Stock is zero percent for the first two years after issuance, and thereafter the floor dividend rate is 0.50% and the ceiling dividend rate is 2.00%.  While the Company works to deploy the proceeds, the funds are being invested in liquid investments and short-term securities.
During the second quarter of 2022 net interest income increased by $2.2 million or 38.1% compared to the second quarter of 2021.  This increase resulted from an increase in the average balance of interest-earning assets, primarily from the investment of funds from the Bank’s general liquidity.  Interest income was also positively impacted by an increase in the average rates earned on interest earning assets.  The Company contributed $75 million of the proceeds from the sale of the Series C Preferred Stock to the Company’s bank subsidiary, City First Bank, National Association (“the Bank”) which provided significantly enhanced lending capacity to the Bank’s best clients and concurrently reduced the Bank’s multi-family and commercial real estate loan concentration levels.  This also reduced the risk associated with the qualitative factors used to estimate the required allowance for loan and lease losses (“ALLL”) as of June 30, 2022.  As a result, the Bank recorded a loan loss provision recapture of $577 thousand for the second quarter of 2022.
Partially offsetting these improvements were a decrease in non-interest income of $1.9 million and an increase in non-interest expenses of $892 thousand during the three months ended June 30, 2022, compared to the same period in 2021.  Non-interest income for the second quarter of 2021 included a non-recurring benefit of $1.8 million from a grant from the United States Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund.  Non-interest expenses increased during the second quarter of 2022 compared to the second quarter of 2021 primarily due to higher compensation and benefits costs, professional services costs, and information services costs.

Second Quarter 2022 Highlights:
•	Total assets increased $130.7 million to over $1.2 billion at June 30, 2022, representing an increase of 12.0% since December 31, 2021.
•	Net income increased by $1.2 million to $1.9 million, or 164%, compared to the second quarter of 2021.
•	Total interest income increased by $1.6 million, or 23.5%, compared to the second quarter of 2021.
•
Net interest income before loan loss recapture increased by $2.2 million, or 38.1%, compared to the second quarter of 2021.Net interest margin increased by 67 basis points to 3.00% for the second quarter of 2022 compared to the second quarter of 2021.

•
Total stockholders’ equity increased by $143.6 million, or 101.9%, to $284.6 million compared to $141.0 million at December 31, 2021.  The increase is largely the result of the private placement of $150 million of Series C Preferred Stock in June of 2022.

Chief Executive Officer, Brian Argrett commented, “The second quarter represented a watershed for Broadway as we extended our post-integration profitability and doubled our equity base and regulatory capital through participation in the U.S. Treasury’s Emergency Capital Investment Program.  Over the next several years, this capital will allow us to significantly expand access to capital in underserved communities, which will benefit both those communities and our investors.  As we deploy the ECIP funds into new loans, we expect to further our mission and significantly expand our balance sheet, while achieving attractive economies of scale, enhanced profitability, and improved returns on assets and equity,”
“Alongside the tremendous potential opportunities presented by the U.S. Treasury’s recent investment, we are continuing to focus on the fundamentals of building our business and improving our operations.  During the second quarter we increased net interest income, after provisions, by 50%, and improved our net interest margin to 3.00% from 2.33%, compared to the second quarter of 2021, without any material contribution from the ECIP financing, which we expect will create additional growth in future periods.  In addition, we continue to maintain the high quality of our loan portfolio as we ended the second quarter with no loans that were delinquent for more than 30 days and lowered our non-performing assets to a de minimis level.”
“As we look forward, our management team and Board of Directors are extremely excited about our prospects and the opportunities that are available to the Company.  The combination of the merger of Broadway with CFBanc Corporation last year, and the recent closing of the ECIP capital raise, have created a company with a very strong capital base and significant potential for growth over the next few years.  Notwithstanding our well-grounded confidence in these factors, management and the Board are also acutely aware that the Company’s stock has been recently trading at a steep discount to our tangible book value.  We are actively exploring ways to both increase stockholder value and maintain the benefits of our Nasdaq listing.”
Net Interest Income
Second Quarter of 2022 Compared to Second Quarter of 2021
Net interest income before loan loss provision for the second quarter of 2022 totaled $8.0 million, representing an increase of $2.2 million, or 38.1%, over net interest income before loan loss provision of $5.8 million for the second quarter of 2021.  The increase resulted from additional interest income, primarily generated from growth of $69.3 million in average interest-earning assets during the second quarter of 2022, compared to the second quarter of 2021.  Net interest income in the second quarter of 2022 also benefited from a reduction in the overall rates paid on interest-bearing liabilities of 30 basis points.

Interest income and fees on loans receivable increased by $579 thousand, or 9.2%, to $6.9 million for the second quarter of 2022, from $6.3 million for the second quarter of 2021 due to an increase of $45.9 million in the average balance of loans receivable, which increased interest income by $480 thousand, and an increase of 6 basis points in the average yield on loans, which increased interest income by $99 thousand.
Interest income on securities increased by $394 thousand, or 89.5%, for the second quarter of 2022, compared to the second quarter of 2021.  The increase in interest income on securities primarily resulted from an increase of 56 basis points in the average interest rate earned on securities, which increased interest income by $261 thousand, and an increase of $40.9 million in the average balance of securities, which increased interest income by $133 thousand.
Other interest income increased by $644 thousand, or 447.2%, during the second quarter of 2022 compared to the second quarter of 2021.  Interest income on interest-earning cash in other banks increased by $679 thousand primarily due to an increase of 130 basis points in the average interest rate earned on cash deposits, which increased interest income by $684 thousand, and was partially offset by a decrease of $16.1 million in average cash deposits, which decreased interest income by $5 thousand.  This net increase was partially offset by a decrease of $35 thousand in dividend income on Federal Home Loan Bank (“FHLB”) and Federal Board (“FRB”) stock between the two periods.
Interest expense on deposits decreased by $128 thousand, or 26.8%, for the second quarter of 2022, compared to the second quarter of 2021.  The decrease was attributable to a decrease of 11 basis points in the average rate paid on deposits, which caused interest expense on deposits to decrease by $203 thousand.  This decrease was partially offset by an increase of $114.1 million in the average balance of deposits, which increased interest expense by $75 thousand.
Interest expense on borrowings decreased by $472 thousand, or 80.5%, for the second quarter of 2022, compared to the second quarter of 2021.  Interest expense on FHLB advances decreased by $464 thousand between the two periods due to a decrease of $71.5 million in the average balance of FHLB advances, which decreased interest expense by $247 thousand, and a decrease of 112 basis points in the average rate paid, which decreased interest expense by $217 thousand. Interest expense on the Company’s junior subordinated debentures decreased by $21 thousand between the two periods because the Company paid off its junior subordinated debentures in the third quarter of 2021. The debentures averaged $3.1 million during the second quarter of 2021 at an average rate of 2.67%. Interest expense on other borrowings increased by $13 thousand between the two periods.  The average rate on other borrowings increased by 8 basis points, which increased interest expense by $14 thousand, while the average balance decreased by $5.8 million, which decreased interest expense by $1 thousand.
The net interest margin increased to 3.00% for the second quarter of 2022 from 2.33% for the second quarter of 2021.
First Six Months of 2022 Compared to the First Six Months of 2021
Net interest income before loan loss provision for the six months ended June 30, 2022, totaled $15.2 million, representing an increase of $6.5 million, or 75.5%, over net interest income before loan loss provision of $8.7 million for the six months ended June 30, 2021.  Results for the first half of 2021 reflect the consolidated operations of CFB after the Merger on April 1, 2021.  The increase resulted from additional interest income, primarily generated from growth of $316.6 million in average interest-earning assets for the year-to-date period ending June 30, 2022, compared to the period ending June 30, 2021, due to the addition of loans, securities, and cash equivalents in the Merger, and organic growth subsequent to the Merger.  Net interest income in the first six months of 2022 also benefited from a reduction of 36 basis points in the overall rates paid on interest-bearing liabilities.

Interest income and fees on loans receivable increased by $4.1 million, or 41.6%, to $14.1 million for the first six months of 2022, from $9.9 million for the first six months of 2021 due to an increase of $168.9 million in the average balance of loans receivable, which increased interest income by $3.6 million, and an increase of 21 basis points in the average yield on loans, which increased interest income by $531 thousand.  The increase in the average balance of loans receivable was primarily the result of the addition of loans in the Merger as well as organic loan growth.  In addition, the increase in the average yield on loans receivable for the first six months of 2022 was primarily the result of higher yields earned on the commercial loan portfolio and, to a lesser extent, higher yields on multi-family loans.
Interest income on securities increased by $929 thousand, or 187.3%, for the first six months of 2022 to $1.4 million, compared to $496 thousand in the first six months of 2021.  There was an increase of $95.7 million in the average balance of securities, which primarily resulted from growth of securities acquired in the Merger, which increased interest income by $711 thousand, and an increase in the average interest rate earned on securities of 41 basis points, which increased interest income by $218 thousand.
Other interest income increased by $651 thousand, or 294.6%, during the first six months of 2022, compared to the first six months of 2021, primarily due to an increase in the average rate earned on short term investments of 61 basis points, which increased interest income by $643 thousand, and an increase of $53.0 million in the average balance of interest-earning deposits and other short-term investments, which increased interest income by $45 thousand.  This increase was partially offset by a decrease of $37 thousand in the dividend income on Federal Home Loan Bank (“FHLB”) and Federal Board (“FRB”) stock between the two periods.
Total interest expense for the first six months of 2022 decreased by $825 thousand, or 41.4%, to $1.2 million, compared to $2.0 million during the first six months of 2021, due to a decrease of 36 basis points in the Company’s cost of interest-bearing liabilities.  The lower rates paid offset the impact of an increase of $227.6 million in average interest-bearing liabilities, due to an increase of $251.8 million of interest-bearing deposits, primarily due to the Merger, and an increase of $31.1 million in short term borrowings, partially offset by a decrease of $52.1 million of FHLB advances.
Interest expense on deposits decreased by $161 thousand, or 18.7%, for the six months ended June 30, 2022, compared to the same period in 2021.  The decrease was primarily attributable to a decrease of 17 basis points in the average rate paid on deposits, which caused interest expense on deposits to decrease by $502 thousand.  This decrease was partially offset by the effects of an increase of $251.8 million in the average balance of deposits, primarily because of the Merger, which increased interest expense by $341 thousand.
Interest expense on borrowings decreased by $664 thousand, or 58.5%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.  The decrease was attributable to a decrease of 76 basis points in the average borrowing rate, which decreased interest expense by $505 thousand, and a decrease in average borrowings of $24.2 million during the period, which decreased interest expense by $159 thousand.  The decrease in the average balance of borrowings was due to a decrease of $52.1 million in average borrowings from the FHLB and a decrease of $3.2 million in the average balance of the Company’s junior subordinated debentures, which were paid off in the third quarter of 2021, partially offset by an increase of $31.1 million in the average balance of short-term borrowings (primarily securities sold under agreements to repurchase assumed in the Merger).

The net interest margin increased to 2.89% for the six-month period ended June 30, 2022 from 2.35% for the six-month period ended June 30, 2021, primarily due to an increase in the volume of interest-earning assets (mainly due to an increase in the average balance of loans receivable), the contribution of higher loan yields earned on the commercial loan portfolio, and a decrease in the average rate paid on interest-bearing liabilities of 36 basis points.
Loan Loss Provision
The Company recorded a loan loss provision recapture of $577 thousand for the three months ended June 30, 2022, as compared to a loan loss provision of $81 thousand for the three months ended June 30, 2021.  For the six months ended June 30, 2022, the Company recorded a loan loss provision recapture of $429 thousand as compared to a loan loss provision of $81 thousand for the six months ended June 30, 2021.  The $75 million of capital contributed by the Company to the Bank reduced multi-family and commercial real estate loan concentration levels.  This reduced the risk associated with the qualitative factors used to estimate the required ALLL.  No loan charge-offs were recorded during the three- or six-month periods ended June 30, 2022 or 2021.  The ALLL decreased to $3.0 million as of June 30, 2022, compared to $3.4 million as of December 31, 2021.
Non-interest Income
Non-interest income for the second quarter of 2022 totaled $261 thousand, compared to $2.2 million for the second quarter of 2021.  For the first six months of 2022, non-interest income totaled $542 thousand compared to $2.3 million for the same period in the prior year.  The decrease during the three- and six-month periods ending June 30, 2022 was mainly the result of a nonrecurring benefit of $1.8 million from a grant from the United States Department of the Treasury’s CDFI Fund during the three months ended June 30, 2021.
Non-interest Expense
Total non-interest expense was $6.3 million for the second quarter of 2022, compared to $5.4 million for the second quarter of 2021.  The increase in non-interest expenses was mainly due to increases of $488 thousand in compensation and benefits expenses and $445 thousand in professional services expenses.  The $488 thousand increase in compensation and benefits expenses during the three months ended June 30, 2022 was due to increases in temporary help expense, employee benefit costs and director expenses.  The increase of $445 thousand in professional services expenses during the three months ended June 30, 2022 was primarily the result of $210 thousand in regulatory consulting fees, $146 thousand in auditor fees, $75 thousand in legal fees and $67 thousand in board search fees.
For the first six months of 2022, non-interest expense totaled $12.2 million, compared to $14.0 million for the same period in the prior year.  The decrease of $1.8 million between the periods primarily resulted from decreases in compensation and benefits expenses of $1.3 million and professional services expenses of $1.1 million, and to a lesser extent, decreases in insurance and occupancy expenses.  These decreases were partially offset by increases in information services expenses of $825 thousand and various other costs, including amortization of the core deposit intangible that was recorded in connection with the Merger. The net decrease compared to the prior year was largely associated with Merger-related expenses incurred during the first quarter of 2021. The Company’s results for the first six months of 2021 reflect the consolidated operations of CFB since the Merger on April 1, 2021.

Income Taxes
Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $757 thousand for the second quarter of 2022 and $1.8 million for the second quarter of 2021. The effective tax rate for the three-month periods ended June 30, 2022 and 2021, was 29.00% and 71.31%, respectively. The high effective income tax for the second quarter of 2021 reflects changes in the assumptions used to estimate the Company’s annual income tax expense.  Income tax expense for the three months ended June 30, 2021 also included an increase of $370 thousand in the valuation allowance on the Company’s deferred tax assets to record an allowance against net operating loss carryforwards for the State of California, net of federal tax benefit.
For the six months ended June 30, 2022, income tax expense was $1.1 million, compared to an income tax benefit of $348 thousand for the six months ended June 30, 2021.
Balance Sheet Summary
Total assets increased by $130.7 million during the six months ended June 30, 2022, primarily due to growth in cash and cash equivalents of $48.6 million, growth in investment securities available-for-sale of $81.9 million, and a net increase in the deferred tax asset of $2.9 million.  The increase in total assets was largely the result of the proceeds received from the closing of the $150 million private placement of Series C Preferred Stock on June 7, 2022.
Loans held for investment, net of the allowance for loan losses, decreased by $1.6 million to $646.9 million at June 30, 2022, compared to $648.5 million at December 31, 2021.  The decrease was primarily due to loan repayments of $49.8 million, which slightly exceeded loan originations of $33.0 million in multi-family loans and $16.2 million in other commercial real estate and commercial loans.
Deposits increased by $28.1 million to $816.2 million at June 30, 2022 from $788.1 million at December 31, 2021, which consisted of increases of $76.1 million in ICS deposits (ICS deposits are the Bank’s own money market accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), partially offset by decreases of $12.7 million in CDARS deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit instead of money market accounts), decreases of $28.7 million in liquid deposits (NOW, demand, money market, and passbook accounts) and deceases of $6.6 million in other certificates of deposit accounts.
Total borrowings decreased by $37.7 million to $114.2 million at June 30, 2022, from $151.9 million at December 31, 2021, primarily due to $53.0 million in payoffs of advances from the Federal Home Loan Bank of San Francisco, partially offset by a net increase of $15.3 million in securities sold under agreements to repurchase.
Stockholders’ equity was $284.6 million, or 23.25% of the Company’s total assets, at June 30, 2022, compared to $141.0 million, or 12.89% of the Company’s total assets, at December 31, 2021.  The increase in total stockholders’ equity is primarily due to the closing of the private placement of the Series C Preferred Stock, which increased stockholders’ equity by $150.0 million during the second quarter of 2022. This increase was partially offset by an increase in accumulated other comprehensive loss of $9.4 million since the end of 2021 due to a decline in the fair value of investment securities available-for-sale, net of taxes. These decreases in the fair values of available-for-sale investment securities during 2022 were the result of increases in market interest rates, which caused the fair value of the Company’s fixed rate investments to decrease; the declines in fair value were not the result of a change in the creditworthiness of any of the issuers of those securities.

Subsequent to the closing of the private placement of the Series C Preferred Stock, the Company contributed $75.0 million of the proceeds to the Bank. As a result, the Bank’s Community Bank Leverage Ratio (“CBLR”) increased to 15.87% at June 30, 2022, compared to 9.45% at March 31, 2022, and 9.32% at December 31, 2021.
This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation of an offer to buy any securities.
About Broadway Financial Corporation
Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.
Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.
Contacts
Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@broadwayfederalbank.com
Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets for various reasons including the military conflict between Russia and Ukraine; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time due to integration activities related to the Merger; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the Merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-Merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that we may not be able to successfully integrate the businesses of the pre-Merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the Merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

		June 30, 2022	December 31, 2021
Selected Financial Condition Data and Ratios:
Cash and cash equivalents		$280,138	$231,520
Securities available-for-sale, at fair value		238,298	156,396
Loans receivable held for investment		649,831	651,904
Allowance for loan losses	-0.46%	(2,963)	(3,391)
Loans receivable held for investment, net of allowance		646,868	648,513
Total assets		1,224,224	1,093,505
Deposits		816,177	788,502
FHLB advances		32,932	85,952
Securities sold under agreements to repurchase		67,292	51,960
Notes payable		14,000	14,000
Total stockholders' equity		284,634	141,000

Book value per share		$1.83	$1.92
Equity to total assets		23.25%	12.89%

Asset Quality Ratios:
Non-accrual loans to total loans		0.10%	0.10%
Non-performing assets to total assets		0.05%	0.06%
Allowance for loan losses to total gross loans		0.46%	0.52%
Allowance for loan losses to non-performing loans		472.57%	495.80%

Non-Performing Assets:
Non-accrual loans		$627	$684
Loans delinquent 90 days or more and still accruing		-	-
Real estate acquired through foreclosure		-	-
Total non-performing assets		$627	$684

Delinquent loans (including less than 30 days delinquent)		$-	$2,423

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2022		2021		2022		2021
Interest income	$8,501		$6,884		$16,380		$10,661
Interest expense	463		1,063		1,170		1,995
Net interest income	8,038		5,821		15,210		8,666
Loan loss provision	(577)		81		(429)		81
Net interest income after loan loss provision	8,615		5,740		15,639		8,585
Non-interest income	261		2,192		542		2,315
Non-interest expense	(6,266)		(5,374)		(12,226)		(14,001)
Income (loss) before income taxes	2,610		2,558		3,955		(3,101)
Income tax expense (benefit)	757		1,824		1,120		(348)
Net income (loss)	$1,853		$734		$2,835		$(2,753)

Net income - non-controlling interest	(1)		33		23		33
Net income (loss) Broadway Financial Corporation	$1,854		$701		$2,812		$(2,786)

Earnings per common share-diluted	$0.03		$0.01		$0.04		$(0.06)

Loan originations (1)	$49,158		$89,114		$103,863		$113,075

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.63%	(2)	0.27%	(2)	0.49%	(2)	-0.73%	(2)
Return on average equity	3.52%	(2)	1.97%	(2)	3.03%	(2)	-5.83%	(2)
Net interest margin	3.00%	(2)	2.33%	(2)	2.89%	(2)	2.35%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized